Contact: Roger L. Christensen, President and CEO 541/298-6633 or rchristensen@columbiabancorp.com Greg B. Spear, Vice Chair and CFO 541/298-6612 or gspear@columbiabancorp.com

COLUMBIA BANCORP ANNOUNCES A STRATEGIC INITIATIVE IN RESPONSE
TO CURRENT MARKET CONDITIONS

The Dalles, Oregon - September 5, 2008 - Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, announced a strategic initiative intended to streamline its overall business operations in response to the current banking environment. The focus of the initiative is the closure of Columbia River Bank’s Mortgage Banking Team. This closure will affect approximately 39 mortgage banking employees over the next 60 days as the mortgage division winds down. “Columbia’s decision to no longer operate an in-house mortgage lending service was necessary because of the uncertainty in the mortgage markets and the risk associated with the industry. This will allow us to focus on our core business services, a central point of our management team’s vision for the future,” explained Roger Christensen, President and CEO of Columbia.

On September 4, 2008, Columbia River Bank also notified staff of a reduction in force immediately affecting approximately 20 other employees. The reduction involved almost every branch in the bank’s four regional areas of operation, as well as the administrative offices. In conjunction with this move, approximately 15 additional positions have been eliminated through normal attrition. “This was an extremely difficult decision to make, but was necessary in order to position Columbia for the future,” explained Christensen.

Each division of the bank was asked by management to review their business model and make additional strategic cost-saving contributions. This measure was initiated following the previously-publicized elimination of Columbia’s director compensation and the 23% reduction in CEO Roger Christensen’s compensation through the end of 2008. Columbia Board of Director Chairman, Richard Betz, stated, “We recognize the impact these actions will have on the employees and their families. Management and the board carefully evaluated the reduction in order to minimize the impact on the communities we serve and to preserve shareholder value. We took this step after concluding these dynamic changes were needed in order to ensure the strength and viability of Columbia for the long-term.”

Columbia will incur a third-quarter severance-related expense of approximately $139 thousand, with overall salary and benefit cost savings estimated at $4.2 million annually. “While a reduction in force is a challenging event for any organization, we are doing everything possible to ease the situation by providing severance pay and other separation benefits,” stated Christensen.

Christensen stressed the reduction was made with the bank’s commitment to its customer service standards in mind. “We continue to investigate ways in which we can reduce expenses. The closing of the Mortgage Banking Team and reduction in force were strategies we could implement immediately, allowing us to reduce the bank’s staffing model down to an appropriate level consistent with our vision to focus on core business services, as well as being appropriate for this current economic environment,” he explained.

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides and brokerage services through CRB Financial Services Team.

COLUMBIA BANCORP ANNOUNCES A STRATEGIC INITIATIVE
September 5, 2008

FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectability of our loans, economic and other factors which affect the collectability of our loans, the impact of banking laws and regulations, competition, and fluctuations in market interest rates on Columbia’s revenues and margins, management’s ability to generate growth from core operations in the face of the announced staffing reductions, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date on which the release was issued, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

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